Exhibit 99.1

ARIAD Announces Marketing Authorization for Iclusig® (ponatinib) in the European Union

CAMBRIDGE, Mass. & LAUSANNE, Switzerland--(BUSINESS WIRE)--June 26, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the European Commission (EC) has granted a marketing authorization for Iclusig® (ponatinib) as an orphan medicinal product for two indications:

  The treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukaemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, and
  The treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukaemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

“We are delighted by the rapid approval of Iclusig in Europe and will now work closely with the national health authorities to make Iclusig available to Philadelphia-positive leukaemia patients as quickly as possible,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “The clinical development of Iclusig involved many leukaemia experts throughout Europe, and we want to recognize their critical roles in bringing Iclusig to patients with resistant or intolerant CML and Ph+ ALL in the EU.”

The most common (>1%) serious adverse reactions for Iclusig were pancreatitis, abdominal pain, pyrexia, anaemia, febrile neutropenia, decrease in platelet count and neutrophil count, pancytopenia, myocardial infarction, diarrhea, and increased lipase. The most common (≥20%) adverse reactions of any severity were decrease in platelet count, rash, dry skin, and abdominal pain. There were no new safety signals observed with Iclusig when compared to the other approved products from the same class (BCR-ABL inhibitors).

ARIAD was granted accelerated assessment by the Committee for Medicinal Products for Human Use for the Iclusig marketing authorization application. The aim of accelerated assessment is to expedite the review process for new medicines that address a major public-health interest. Accelerated assessment is reserved for innovative products that respond to an unmet medical need and that are expected to have a major impact on medical practice.

“Iclusig’s approval in Europe will offer CML patients, some of whom have run out of other treatment options, a new opportunity to improve their clinical outcome,” said Stephen G. O’Brien, M.D., Ph.D., Professor of Haematology at the Northern Institute for Cancer Research at Newcastle University, United Kingdom. “We have seen deep, durable responses from this once daily, oral treatment, and it would appear that Iclusig is a very useful new medicine for CML and Ph+ ALL patients who have become resistant to, or intolerant of, other TKIs.”

The EC decision was based on results from the pivotal Phase 2 PACE (Ponatinib Ph+ ALL and CML Evaluation) trial in patients with CML or Ph+ ALL who were resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy, or who had the T315I mutation of BCR-ABL. Iclusig had robust anti-leukemic activity achieving a major cytogenetic response (MCyR) in 54 percent of chronic-phase CML patients and in 70 percent of patients with the T315I mutation. MCyR was the primary endpoint of the PACE trial for chronic-phase patients.

In patients with advanced disease, 58 percent of accelerated-phase CML patients, 31 percent of blast-phase CML patients and 41 percent of Ph+ ALL patients achieved a major hematologic response (MaHR) with Iclusig. MaHR was the primary endpoint in the trial for patients with advanced disease.

CML is a cancer of the white blood cells that is diagnosed in approximately 7,000 patients each year in Europe[1]. CML and Ph+ ALL patients treated with TKIs can develop resistance or intolerance over time to these therapies. Iclusig is a targeted cancer medicine discovered and developed at ARIAD. It was designed by ARIAD scientists using ARIAD’s platform of computational chemistry and structure-based drug design to inhibit BCR-ABL, including drug-resistant mutants that arise during treatment. Iclusig is the only TKI that has received an approval in Europe for an indication that includes CML and Ph+ ALL patients with the T315I mutation.

“For European patients with CML and Philadelphia-positive ALL who have been failed by prior therapy, the accelerated approval of Iclusig is very positive news and underscores the need for new medicines,” said Sandy Craine, director of The CML Support Group in the United Kingdom. “This approval is a significant step in giving hope to patients coping with CML and Philadelphia-positive ALL.”

To view the Iclusig Summary of Medicinal Product Characteristics, click here.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukaemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About Iclusig (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukaemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukaemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets both native BCR-ABL and isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which is a common mutation among resistant patients.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukaemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on regulatory developments in Europe. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, our ability to successfully launch, commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our ability to obtain approval for Iclusig outside of the United States and the European Union and/or in additional indications; our reliance on third-party manufacturers, and on specialty pharmacies for the distribution of Iclusig; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; difficulties or delays in obtaining regulatory approvals to market products or market access in certain countries; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; our failure to comply with extensive regulatory requirements; the occurrence of serious adverse events in patients being treated with Iclusig or our product candidates; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Reference:

1. Rohrbacher M, Hasford J. Epidemiology of chronic myeloid leukaemia (CML). Best Pract Res Clin Haematol. 2009 Sep;22(3):295-302. Based on current estimate of population of Europe (738,199,000 in 2010).

CONTACT:
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ARIAD Pharmaceuticals
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
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ARIAD Pharmaceuticals
Liza Heapes, 617-621-2315
liza.heapes@ariad.com
or
For EU Media
Heather Grant, +44 (0) 207 632 1873
hgrant@biosector2.co.uk